Exhibit 99

FOR IMMEDIATE RELEASE	MEDIA:
	Heidi Barker Sa Shekhem	630-623-3791
11/15/12
INVESTORS:
	Kathy Martin	630-623-7833

McDONALD’S ANNOUNCES CHANGE IN LEADERSHIP AT McDONALD’S USA

McDonald’s Corporation today announced that Jeff Stratton, currently Global Chief Restaurant Officer, will succeed Jan Fields as president of McDonald’s USA, effective December 1. Fields will be leaving after more than 35 years with the company.

Fields, 57, drove major business initiatives in McDonald’s 14,000 U.S. restaurants such as expanding the McCafe beverage menu, modernizing restaurants, and recruiting 60,000 new McDonald’s workers on “National Hiring Day.” Under her leadership, McDonald’s USA made significant nutrition advancements by revamping the Happy Meal last year to include apple slices and smaller, kid-size French Fries; and in September, by voluntarily posting nutrition information on menu boards.

“We appreciate and salute Jan for more than three decades of inspired leadership and impactful service under the Arches,” said McDonald’s President and Chief Executive Officer Don Thompson. “All of us who know Jan will miss her genuine nature and quick-witted humor. We wish Jan the very best.”

“When I started on fries as a crew member, I had no idea where that job would lead,” said Fields. “McDonald’s has shaped me as much as I’d like to believe I had a role in shaping it.”

The McDonald’s Board of Directors has named Executive Vice President and Global Chief Restaurant Officer Jeff Stratton to succeed Fields. Stratton, 57, oversees the function of nearly 34,000 McDonald’s restaurants globally, focusing in areas such as innovation, concept and design, operations, training, performance, and security. Stratton will report to McDonald’s Chief Operating Officer Tim Fenton.

“Jeff’s roots in restaurant operations, his strong leadership and his innovative actions driving our Plan to Win framework make him the right choice to lead the U.S. business,” said Fenton. “Don and I are confident in Jeff’s deep experience and his dedication to finding solutions that are right for our customers and shareholders.”

“I’m honored to assume this leadership role and will remain focused on growing our business and elevating our Brand,” said Stratton. “The great people of this company and our loyal customers fuel my strong passion for McDonald’s.”

Stratton’s career at McDonald’s spans more than 40 years, beginning with his start as a crew member in Detroit. He held numerous U.S. field operations positions before becoming West Division President in 2001. Shortly thereafter, he was promoted to Chief Restaurant Officer for McDonald’s USA, a role he held until joining the global team in 2005.

“Jeff personifies the meaning of career opportunity at McDonald’s, from starting as crew, to holding numerous field management positions, to leading our U.S. business,” said Thompson. “His transition into this key leadership role reflects our deep bench of talent at McDonald’s.”

  McDonald’s is the world’s leading global foodservice retailer with more than 34,000 locations serving more than 69 million customers in 119 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women. To learn more about the company, please visit www.aboutmcdonalds.com and follow us on Facebook (www.facebook/aboutmcdonalds) and Twitter (www.twitter/aboutmcdonalds).

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